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                                                                    Exhibit 23.1


To the Board of Directors
Glamis Gold Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. of our report dated January 31, 1997 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 1996 and 1995, and the related consolidated statements of operations, retained earnings, and changes in financial position for the year ended December 31, 1996, for the six month period ended December 31, 1995 and for each of the years ended June 30, 1995 and 1994, which report appears in the December 31, 1996 annual report on Form 10-K of Glamis Gold Ltd.


Signed: "KPMG"
----------------------------
Chartered Accountants

Vancouver, Canada
March 26, 1997